UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2010

FIRST CHINA PHARMACEUTICAL GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-151212	74-3232809
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 1301, 13th Floor CRE Building 303 Hennessey Road Wanchai, Hong Kong
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:  (425) 646-2391

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

⁭	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁭	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁭	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

⁭	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 31, 2010, the Board of Directors of First China Pharmaceutical Group, Inc. (the “Company”) appointed Mr. Gregory D. Tse to the Board of Directors of the Company.  Mr. Tse, age 51, has over 25 years of international finance, marketing, media, PR and advertising experience with an extensive brand management track record in North America, Hong Kong and China.  In China, Mr. Tse has helped many international brands to enter into the marketplace before moving on to become one of China’s first communications/media M&A specialists.  Mr. Tse most recently served as Head of China Advisory for Calneva Financial Group from July 2004 to the present date, providing investment banking services for merger and acquisitions in the information technology, media, energy, infrastructure and natural resources areas. Previously, Mr. Tse’s media and marketing communications career included heading up several multinational advertising and PR agencies, including from May 1997 to June 2004, when Mr. Tse served as Managing Director at Publicis China, a communications group, were he managed the China national offices.  Mr. Tse has also served as a member of the Board of Directors of i-Level Media Group Incorporated (PK: ILVL) from July 2008 to January 2009.  Mr. Tse has also traveled extensively in China as the Chief Communications Officer for CORA (China’s Old Revolution Area), a NGO with a mandate to develop China’s rural areas, and started many humanitarian projects to fund education there.  Mr. Tse graduated from the School of Architecture at University of Waterloo, Canada.

Mr. Tse was appointed to the Company’s Board of Directors due to his over 25 years of experience, primarily in China, as well as his public company board and management experience.  The Company believes that Mr. Tse’s knowledge of investment banking services and mergers and acquisitions will be an invaluable resource as the Company may seek additional capital to expand its business in the PRC subsequent to the closing of the Exchange Transaction, described on the Company’s Current Report on Form 8-K, dated August 23, 2010.  The Company also believes that Mr. Tse’s knowledge of brand management and marketing will aid the Company in expanding the brand awareness of its pharmaceutical distribution operations subsequent to the closing of the Exchange Transaction.

There are no arrangements or understandings between Mr. Tse and any other persons, pursuant to which Mr. Tse was selected as a director. Mr. Tse has not been named at the time of this Current Report to any committee of the Board of Directors.

Mr. Tse has not previously held any positions with the Company and there have been no related party transactions between Mr. Tse and the Company.  Mr. Tse has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers. There are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year-end for the last three completed fiscal years, and in which Mr. Tse had or will have a direct or indirect material interest. There is no material plan, contract or arrangement (whether or not written) to which Mr. Tse is a party or in which he participates, nor any amendment to any such plan contract or arrangement, in connection with our appointment of Mr. Tse, nor any grant or award to Mr. Tse or modification thereto, under any such plan, contract or arrangement in connection with the Company’s appointment of Mr. Tse.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2010	FIRST CHINA PHARMACEUTICAL GROUP, INC.

	By:	/s/ Aidan Hwuang
Aidan Hwuang
President and Chief Financial Officer